CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated May 25, 2022, with respect to the financial statements of Allspring Utility and Telecommunications Fund (formerly, Wells Fargo Utility and Telecommunications Fund) and the consolidated financial statements of Allspring Precious Metals Fund (formerly, Wells Fargo Precious Metals Fund), two of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of March 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
July 25, 2022